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                                  AMERIGON INCORPORATED

                                     MARCH 3, 1997

                                     CONFIDENTIAL
                                     ------------

Mr. Kenzo Matsuzaki
Managing Director, General Manager
International Operations
Yazaki Corporation
Mita-Kokusai Building
Tokyo, Japan

     Re: Letter of Intent and Firm Offer to Form Proposed New Company
         ------------------------------------------------------------

Dear Matsuzaki-San:

     This letter sets forth a firm proposal from Amerigon Incorporated, a California corporation ("Amerigon"), to Yazaki Corp., a Japanese company ("Yazaki"), to form a new company in conjunction with Technology Strategies and Alliances, a California corporation ("TSA"). After this letter is initially executed by both parties, this letter will have no binding effect and will function as a letter of intent. Amerigon will then rapidly prepare a draft Definitive Agreement for the formation of the New Company. Within three business days of receiving this Draft Definitive Agreement, Yazaki shall consider signing Addendum A to this letter. If Yazaki elects not to sign and return Addendum A within three days, this letter shall automatically expire and be withdrawn. Once Addendum A is signed by Yazaki and countersigned and returned by Amerigon, this letter of intent will become a binding agreement on both parties.

     1. FUNDING FOR THE EXCLUSIVE RIGHTS TO NEGOTIATE WITH AMERIGON; DEFINITIVE AGREEMENT.

         a. Within 7 Business days, 1 month, and 2 months, respectively, after Yazaki's and Amerigon's countersignature of Addendum A of this letter, Yazaki shall pay to Amerigon $300,000, $350,000 and $350,000 of funding in consideration for Yazaki's exclusive rights to negotiate for a period of three months with Amerigon to acquire a stock or equity interest in the IVS project (as defined below) for a period of three months by wire transfer of immediately available funds. The parties shall negotiate in good faith during the three-month period following the effective date of Addendum A of this letter to arrive at a definitive agreement for the consummation of the transactions contemplated by this letter, with the parties making a good faith effort to complete the negotiations within 30 to 45 days, in order to take advantage of market opportunities.

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         b. Until the consummation of the transactions contemplated by this letter, the expiration of such three month period or the time at which Yazaki shall determine not to go forward with the transactions contemplated by this letter, whichever is earlier, Amerigon shall apply funds from Yazaki's funding only for the research and development of the IVS business, and shall account to Yazaki in a mutually agreed manner on the use of these funds to verify that they are used only for this specified purpose. With the delivery of the draft definitive agreement, Amerigon shall provide Yazaki a preliminary 3 month budget for the funding, detailing the expenditures on people, equipment, outside contracts, leases and other expenses. During the three month period, Amerigon will report monthly with documentation of expenditures on the actual expenditures compared to this budget, and will inform Yazaki of any required changes in the budget prior to receiving the next funding payment. The $1,000,000 to be provided by Yazaki to Amerigon during the above three month period shall be spent on direct costs and itemized indirect costs with the understanding that the goal will be to minimize the indirect costs.

         c. In the event that at the end of such three month period no definitive agreement has been executed and delivered, Amerigon shall be entitled to retain the entire amount of the funding. In the event that at any time during such three month period Yazaki shall notify Amerigon that Yazaki will not go forward with the transactions contemplated by this letter, Amerigon shall be entitled to retain the portion of the funding that Amerigon has received to date.

         d. In the event that a definitive agreement is reached during such three month period, and the transactions contemplated by this letter are eventually consummated, the intellectual and tangible property developed or acquired with Yazaki's funding with be fully transferred and assigned to SVE (as defined below), which shall be its sole owner in fee title. In the event that no definitive agreement is reached during this period Amerigon shall retain full ownership and control of all the intellectual and tangible property related to IVS developed with the funding.

         e. Amerigon will return 100% of all funding received if Yazaki decides not to consummate the transaction envisioned by this letter ONLY in the event of either of one or more of the following three causes:

         (1) Yazaki found while undertaking due diligence during such three month period that Amerigon had either: (1) materially misrepresented the ownership of its technology or the validity thereof; (2) materially misrepresented its contract and license rights relating to four companies: the Settlement and License Agreement with Audio Navigation Systems LLC, and the license agreements with Navigation Technologies, ETAK and Lernout & Hauspie Speech Products; or (3) that these same contracts do

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             not remain valid and in force. In determining whether Amerigon has made any such material misrepresentations, Yazaki shall rely solely on: (i) whether Amerigon has provided true, correct and complete copies of the 4 contracts and any relevant correspondence that may modify or affect the contracts with these companies; and (ii) written communications from Joshua Newman of Amerigon that have been or are made to Yazaki to help explain these contracts. Prior to sending the draft definitive agreement to Yazaki, Joshua Newman will forward an official copy of the 4 licenses, any relevant correspondence that may modify or affect the contracts, and previous written communications from Amerigon that Yazaki may relay on to help explain these contracts.

         (2) Yazaki found that Amerigon, as of the date of signing the definitive agreement has any threatened or pending lawsuits or disputes that will materially diminish the value of the IVS business, except that Yazaki understands that Amerigon is in arrears in paying advance royalties due Lernout & Hauspie Speech Products, per a letter received from them dated February 4, 1997 (a copy of which was faxed to Yazaki) and that Amerigon is in breach of this license, making it subject to immediate cancellation. In recognition of this, Addendum A will not be effective until Amerigon countersigns it, representing that it has paid $75,000 in overdue advance royalties to Lernout & Hauspie from Amerigon's own funds, separate from the funding that Yazaki will provide for the IVS program. This $75,000 payment, combined with a prior $30,000 payment, constitutes a credit that can be used to reduce future royalty obligations, and is one of the assets that Amerigon will assign to SVE as part of this contemplated transaction. SVE will be responsible for the outstanding $95,000 payment to Lernout & Hauspie out of the $200,000 contract concluded between Amerigon and Lernout & Hauspie.

         (3) Amerigon has failed to obtain the employment services of (i) Mr. Bob Diller and (ii) Messrs. Mark Eggleston, Mark Ross and James Douma or their equivalent technical staff for the SVE. It is understood that the business plan will encompass the salary, benefits and company location, reasonable to both the employees and SVE, to be provided to the above four (4) employees including the stock option offers.

         f. As an alternative to the payment schedule contemplated by 1.a above, the parties may enter into a separate agreement pursuant to which Yazaki shall deposit $1,000,000 in a Yazaki account in Japan during the three month period. The funds in the account shall be distributed to

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   Amerigon upon the earlier of (i) the closing of the transactions contemplated herein or (ii) the end of the three month period, unless Amerigon has declared bankruptcy during the three month period.

         g. If no definitive agreement is reached during the three month period, Yazaki is not obligated to pay Amerigon any additional moneys except those contemplated in this agreement, including no obligation to pay Amerigon any damages or other type of relief.

         2. BASIC PLAN. On the terms and conditions to be set forth in a definitive agreement, Amerigon and Yazaki will establish a new company (tentatively named "Smart Vehicle Electronics," or "SVE") that would carry forward Amerigon's Interactive Voice Systems ("IVS") products business. SVE will focus on selling only to the automotive industry aftermarket. Yazaki is to provide SVE's financial and other resources, and to receive a specified equity interest in, and managerial oversight of, SVE, as well as certain technology transfer, exclusive licenses and other rights. The exact amount and type of resources that Yazaki will provide will be determined during the three month period through joint business planning between Amerigon, Yazaki and TSA, with the understanding that necessary funds will be provided by Yazaki to pursue the aftermarket product and OEM strategy. The mutual agreement on SVE resources will be included in the definitive agreement. Although the exact structure of the transactions by which SVE is to be formed will be negotiated as part of the definitive agreement, it is generally contemplated that (a) in exchange for a specified equity interest in SVE and cash, Amerigon will transfer to SVE or Yazaki in a merger or similar transaction an equity interest in an entity which owns all of Amerigon's assets relating to the IVS project including all IVS technology, transferable licenses, designs know-how and equipment that is unique to the IVS project such as computers, sound studio and production and test equipment and IVS inventory), and (b) that upon completion of the transactions, all such assets relating to the IVS will be owned by SVE, and that the stock or equity interests in SVE will be owned by Yazaki and Amerigon. Amerigon will not transfer any IVS liabilities (such as accounts payable or product warranties) to SVE with the exceptions of the obligation to respond to help desk inquiries from current end-user purchasers of the IVS and the obligation to complete the AISIN Seiki and Real-Time Traffic Data contracts on the condition that sufficient engineers necessary to complete the above contracts are transferred to SVE (SVE will collect any cash payments received under these contracts from revenues that accrue after the effective date of Addendum A). It is also contemplated that all of Amerigon's professional personnel devoted to the IVS business would be employed by SVE.

         3. GENERAL INTENT. It is the general intent of the parties, that the establishment of SVE will result in an on-going, cooperative enterprise that will:

            a. Strengthen Yazaki's core automotive business;

            b. Provide a technology transfer to Yazaki that will enable Yazaki to diversify into new business beyond its current strategic directions; and

            c. Insure SVE's success and enable it to grow into a substantial business by exploiting Amerigon's IVS technology and by developing new technologies for the future.

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         4. CONTRIBUTIONS, EQUITY INTERESTS AND OTHER RIGHTS.

            a. AMERIGON.

               (1) Amerigon will transfer in a merger or other transaction, as set forth in the definitive agreement, to SVE all of its IVS assets and certain limited liabilities as specified in paragraph 2, including all IVS technology, transferable licenses, designs, know-how and products, the resultant technologies, G-4 navigator inventory, capital equipment, and customer relationships. Amerigon will make its best efforts to transfer to SVE all of the then existing engineers relating to IVS technology and business.

               (2) Amerigon will receive 4,062,000 shares in SVE with an assumed predilution market value of $1.00 per share, representing a 16.25% (fully diluted) equity interest.

               (3) Amerigon will receive from SVE U.S. $2 million in cash from SVE. The timing and terms of payment of such amount is to be negotiated among the parties and specified in a definitive agreement. The first U.S. $1 million in cash from SVE to Amerigon will be paid upon within 30 days after SVE's receipt of the certificate of incorporation. The second U.S. $1 million will be paid by SVE to Amerigon twelve (12) months after the execution of the definitive agreement.

            b. YAZAKI

               (1) Yazaki will contribute to SVE the necessary funds to pursue SVE's business plan, per paragraph 2.

               (2) Yazaki will receive 15,000,000 shares in SVE, representing a 60% (fully diluted) equity interest in SVE.

               (3) Yazaki will receive exclusive rights to market and sell and manufacture all SVE products to OEMs world-wide, whether to automotive or other industries.

               (4) Yazaki will receive royalty-free (other than existing required "pass-through" royalties, including, but not limited to, those for maps, speech and voice licenses) world-wide licenses to SVE's "hands free, eyes free" technology for application to products that are outside the scope of SVE's strategic plan, and shall be entitled to apply these technologies to new Yazaki products.

               (5) Yazaki may manufacture product for SVE per mutual agreement between SVE and Yazaki, provided Yazaki is competitive.

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         5. RESERVED EQUITY. 5,937,000 shares in SVE, representing 23.75%
(fully diluted) of SVE's total equity, will be reserved for key officers, employees, "working" directors and TSA (see Section 8 below) through a stock option plan. Such options will be awarded as incentive to key employees, "working" directors and TSA (as contemplated by Section 8 below). The details of the plan and the participants therein will be determined by the SVE CEO, subject to the approval of the SVE Board of Directors.

         6. (a) Both Yazaki and Amerigon shall not transfer their shares of SVE to any party within the first seven (7) years except through appropriate mergers or acquisitions of Amerigon's stock provided always that in the event of such mergers or acquisitions, Yazaki shall have the option to purchase all of Amerigon's shares of SVE for whichever is the lower price between (i) $4,000,000 or (ii) the price determined in accordance with 6(a)ii) below. After the above seven (7) years have elapsed, Amerigon shall have the right to liquidate its stocks through the following two mechanisms;

             i) The sale of Amerigon's shares in SVE to any third party which does not compete with or harm the interests of SVE provided always that Yazaki shall have the first refusal right to purchase the above shares on the same terms and conditions extended to the said third party.

            ii) The sale (put option) of Amerigon's shares in SVE to Yazaki based on the average of the two lowest figures to be calculated by three appraisers consisting of one appraiser selected by Yazaki, one appraiser selected by Amerigon and a final appraiser to be selected by the two appraisers selected by Yazaki and Amerigon respectively. The above mentioned appraisers should be selected among international, reputable investment banks or accounting firms.

            (b) In the event of an IPO of SVE, Amerigon shall have the right to register its shares for liquidation purposes and Amerigon's rights mentioned above in 6(a)i) and ii) shall be forfeited.

         7. GOVERNANCE.

            a. SVE's Board of Directors shall initially include five seats.
It is the intent that Yazaki, through its Board majority, shall exercise full operating control over SVE while appropriately protecting the rights of minority shareholders and stock option holders. To help protect these rights, the definitive agreement will specify Board actions that require a consensus (80%) vote which will be limited to i) changes in by-laws and articles of incorporation which will be consistent with this letter, including this section, ii) actions related to mergers with Yazaki's affiliates or substantial assets sales and licenses to Yazaki's affiliates either of which may be detrimental to the purposes of SVE's activities in the aftermarket business and iii) changes in the number of Board of Directors. All other Board actions (such as approval of stock options, appointment or removal of officers, approval of financial reports, audit, increase of capital and distribution of dividends) will require only a simple majority vote.

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            b. Amerigon shall be entitled to one seat on the SVE Board of
Directors.

            c. Yazaki will be entitled to three seats on the SVE Board of Directors. Futhermore, should the size of the Board be increased, the number of seats to which Yazaki and Amerigon will be entitled will remain in proportion to their equity ownership in SVE.

            d. The SVE CEO will be a member of the Board of Directors.

            e. In the event that SVE wishes to increase its capital, SVE shall give preemptive rights to subscribe newly issued shares to each shareholders in accordance with its percentage shares provided always that if any party declines to participate in the increase of capital, the other party shall be permitted to increase the capital on its own and the percentage shares of the declining party will be diluted accordingly.

            8. MATTERS RELATING-TO-TSA-

            a. TSA partner Bob O. Evans will be the initial CEO of SVE. It is intended that Mr. Evans will remain in this capacity and work in Monrovia, California until approximately Dec. 31, 1997, at which time a successor CEO is expected to be in place. Thereafter, Mr. Evans will serve SVE at the pleasure of the Board of Directors.

            b. In recognition of the foregoing services, TSA will receive options to purchase 624,975 shares in SVE, representing a 2.5% (fully diluted) equity interest in SVE, pursuant to and on the same terms and conditions afforded to other participants in the stock option plan referred to in
Section 5 above.

            9. DEFINITIVE AGREEMENT; APPROVALS AND CONSENTS. The definitive agreement will contain terms, conditions, representations, warranties and covenants customary and appropriate for a transaction of the type contemplated hereby. The agreement will contemplate that the parties will need to obtain all required regulatory approvals and third party consents. Furthermore, the definitive agreement shall be entirely consistent and conform with this letter of intent and such definitive agreement shall not contain any provisions which will unreasonably work against the interests of Yazaki.

           10. CONFIDENTIALITY. The parties have previously entered into a binding confidentiality agreement which shall remain in full force and effect.

           11. PUBLICITY. The parties shall coordinate all publicity, if any, relating to this proposal. No party shall issue any press release, publicity statement or other public notice relating to the new company or this letter without the prior consent of the other party unless required to do so under applicable securities laws. The parties shall consult with one another as to the content of any communication to their respective shareholders or any governmental authority, relating to the new company.

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           12. ENFORCEABILITY; SEVERABILITY. This letter is intended to be a firm offer to form SVE, enforceable in accordance with its terms. If any provision of this agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby. Any provision of this agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

           13. GOVERNING LAW. This letter shall be governed by and construed in accordance with the laws of the State of California, without regard to doctrines of conflicts of laws.

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          If this letter is satisfactory to you as a proposal to form SVE, please so signify by executing this letter on behalf of Yazaki where indicated below and returning it to me.

          We look forward to working with you to consummate the formation of SVE and to making it a success.



                                       AMERIGON INCORPORATED

                                       By: /s/ Joshua M. Newman
                                          -------------------------------
                                          Name: Joshua M. Newman
                                          Title: President/CEO
                                                 Advanced Technology Group


                                       TECHNOLOGY STRATEGIES
                                       AND ALLIANCES

                                       By: /s/ Joshua M. Newman for Bob O. Evans
                                          --------------------------------
                                           Name: Bob O. Evans   /s/ Bob O. Evans
                                           Title: Managing Partner   3/4/97


ACCEPTED AND AGREED:

YAZAKI CORP.

By: /s/ Kenzo Matsuzaki
   -------------------------------
   Name: Kenzo Matsuzaki
   Title: Managing Director

Date: March 3, 1997
     -----------------------------

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                                       ADDENDUM A

                         CONVERSION OF LETTER OF INTENT INTO AGREEMENT

         Once executed and returned by both parties below, this letter agreement is fully binding as a firm offer to create SVE. Futhermore, Amerigon, by signing below, represents and warrants that it has paid $75,000 to Lernout & Hauspie, per paragraph 1.e.2.

         In addition, by signing below, Amerigon offers Yazaki a three-month option from the date of signing this Addendum A to purchase Amerigon's 16.25% ownership in SVE and TSA's 2.5% stock options both for $20,500,000, or a mutually-agreed lower amount. If this option is exercised, the parties agree that: (1) Amerigon will transfer or otherwise provide SVE all of Amerigon's rights and property described in this letter and (2) Yazaki establishes SVE as a new private company with comparable stock options as envisioned herein.

         Both parties shall agree neither to discuss nor negotiate with any other party during the period beginning from the signing of this letter of intent until the earlier of the signing of the definitive agreement; when Yazaki stops payment mentioned in Section 1(a), or the three months after the countersigning of this Addendum A.

YAZAKI CORP.                           TECHNOLOGY STRATEGIES
AND ALLIANCES

By: /s/ Kenzo Matsuzaki                By: /s/ Bob O. Evans
   -------------------------              ------------------------------
Name: Kenzo Matsuzaki                  Name: Bob O. Evans
Title: Managing Director               Title: Managing Partner

Date: March 21, 1997                   Date: March 24, 1997
     -----------------------                ----------------------------

AMERIGON INCORPORATED

By: /s/ Joshua M. Newman
   ------------------------
Name: Joshua M. Newman
Title: Vice President
      ---------------------
Date: March 24, 1997
     ----------------------



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